Exhibit 3.1

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT OF
SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
CELANESE CORPORATION
Celanese Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:
FIRST: The Second Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Article IV thereof and inserting the following in lieu thereof:
“ARTICLE IV
SECTION 4.1    Capitalization. (a) The total number of shares of stock that the Corporation is authorized to issue is 500,000,000 shares, consisting of (i) 400,000,000 shares of Common Stock, par value $0.0001 per share (“Common Stock”), and (ii) 100,000,000 shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”).
(b) Change of Designation. (1) Upon the effectiveness of the filing of this Certificate of Amendment (the “Effective Time”), each share of Series A Common Stock issued and outstanding immediately prior to the Effective Time shall be redesignated into one share of Common Stock without further act or deed of the holder thereof; (2) any stock certificate that, immediately prior to the Effective Time, represented shares of Series A Common Stock shall, from and after the Effective Time, and without further act or deed of the holder thereof, represent the number of shares of Common Stock into which such shares of Series A Common Stock have been redesignated, and (3) following the Effective Time, each new share of Common Stock issued by the Corporation shall be evidenced by a certificate denominated “Common Stock” approved by the Board of Directors.
SECTION 4.2    Preferred Stock. The Board of Directors is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, conversion, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series, as are not inconsistent with this Second Amended and Restated Certificate of Incorporation or any amendment hereto, and as may be permitted by the DGCL. The powers, preferences and relative, participating, conversion, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.
SECTION 4.3    Common Stock.
(a)General. Except as provided in this Section 4.3 or as otherwise required by the DGCL, all shares of Common Stock shall have the same powers, privileges, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, and shall be identical to each other in all respects.
(b)Dividends. Subject to applicable law and rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having preference over the right to participate with the Common Stock with respect to the payment of dividends, dividends may be declared and paid on the Common Stock out of the assets of the Corporation which are by law available therefor at such times and in such amounts as the Board of Directors in its discretion shall determine.

(c)Voting Rights. Each holder of record of Common Stock shall have one vote for each share of Common Stock that is outstanding in his, her or its name on the books of the Corporation and which is entitled to vote. The holders of record of Common Stock shall vote as a single class on all matters, except as otherwise required by law or this Second Amended and Restated Certificate of Incorporation or any amendment hereto. In the election of directors, each stockholder shall be entitled to cast for any one candidate no greater number of votes than the number of shares held by such stockholder; no stockholder shall be entitled to cumulate votes on behalf of any candidate. Except as otherwise required by law, holders of record of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate of Incorporation or any amendment hereto (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate of Incorporation or any amendment hereto (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.
(d)Liquidation, Dissolution or Winding Up. Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over the right to participate with the Common Stock with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up of the Corporation, the holders of Common Stock, shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by such holders.
(e)Preemptive Rights. Holders of Common Stock shall not have preemptive rights.”
SECOND: The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be executed this 17th day of September, 2018.

By:	/s/ James R. Peacock III
Name:	James R. Peacock III
Title:	Corporate Secretary

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